Exhibit 10.1

UNIVERSAL HEALTH SERVICES, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

This Agreement is made as of March 11, 2005, by and between Universal Health Services, Inc., a Delaware Corporation, having its principal place of business at 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958 (the “Company”), and Alan B. Miller (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, pursuant to the Company’s 2001 Employees’ Restricted Stock Purchase Plan, as amended (the “Plan”), the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase, shares of the Company’s Class B Common Stock, par value $.01 per share (the “Common Stock”), upon the terms and conditions set forth in this Agreement and the Plan.

NOW THEREFORE, the parties hereto agree as follows:

1. SALE OF SHARES. The Company hereby issues and sells to Purchaser, and Purchaser hereby purchases from the Company, 319,340 shares of Common Stock (the “Shares”), at a price of $.01 per share, for an aggregate purchase price of $3,193.40, which amount shall be paid by Purchaser to the Company by cash or check simultaneous with his execution and delivery of this Agreement.

2. REPURCHASE RIGHTS. The Shares shall be subject to rights of repurchase by the Company in the manner set forth in this Paragraph:

2.1 2005 EARNINGS TARGET. If the Company’s reported earnings per diluted share from continuing operations is less than $2.85 for 2005 (the “2005 Earnings Target”), the Company shall have the right to repurchase 200,000 Shares from Purchaser at a price of $.01 per share. As soon as practicable following 2005 (but in no event later than March 31, 2006), the Compensation Committee (the “Committee”) of the Company’s Board of Directors shall determine whether or not the 2005 Earnings Target has been achieved.

2.2 2005 RETURN ON CAPITAL TARGET. If the Company’s return on capital (reported net income divided by quarterly average net capital) is less than 7.3% for 2005 (the “2005 Return on Capital Target”), the Company shall have the right to repurchase the remaining 119,340 Shares from Purchaser at a price of $.01 per share. As soon as practicable following 2005 (but in no event later than March 31, 2006), the Committee shall determine whether or not the 2005 Return on Capital Target has been achieved.

2.3 TERMINATION OF EMPLOYMENT. If at any time prior to March 11, 2008, Purchaser’s employment with the Company shall terminate for any reason other than disability,

retirement with the consent of the Committee or death, the Company shall have the right to repurchase from Purchaser, at a price of $.01 per share, the portion of the Shares, if any, that shall not have been repurchased by the Company pursuant to Paragraphs 2.1 or 2.2 above set forth in the following table:

Termination Date	Portion of Shares Subject to Right of Repurchase
March 11, 2006	100%
March 11, 2006 until March 10, 2007	67%
March 11, 2007 until March 10, 2008	33%
On or after March 11, 2008	None

2.4 DISABILITY OR RETIREMENT. If, at any time prior to March 11, 2008, Purchaser’s employment with the Company shall terminate either by reason of disability (as determined by the Committee in its sole discretion) or retirement with the consent of the Committee, the Company shall have the repurchase right set forth in Paragraph 2.3 above, except that for purposes of determining the portion of the Shares subject to repurchase, Purchaser’s employment shall be deemed to terminate as of three (3) months after the date of such disability or retirement.

2.5 DEATH. In the event that Purchaser dies prior to March 11, 2008, while still employed by the Company, the Company shall have the repurchase right set forth in Paragraph 2.3 above, except that for purposes of determining the portion of the Shares subject to repurchase, Purchaser’s employment shall be deemed to terminate as of twelve (12) months after the date of death.

2.6 METHOD OF REPURCHASE. Within thirty (30) days after the occurrence of any of the events set forth in Paragraphs 2.1 through 2.5 above (which, for purposes of Paragraphs 2.1 and 2.2, shall be the date of the Committee’s determination as to whether the applicable 2005 target has been achieved), the Company shall notify Purchaser (or, in the case of Purchaser’s death, his personal representative) in the manner set forth in Paragraph 12, of the number of Shares it wishes to repurchase. Within thirty (30) days after the giving of such notice by the Company, Purchaser (or his personal representative) shall deliver to the Company certificates evidencing such number of Shares, and upon such delivery the Company shall deliver to Purchaser (or his personal representative) cash or a check in an amount equal to the aggregate price paid by Purchaser upon the purchase of such number of Shares from the Company. Any Shares with respect to which the Company does not timely exercise its rights of repurchase shall cease to be subject to such rights.

3. NONTRANSFERABILITY. Purchaser shall not sell, assign, transfer, dispose of, pledge or otherwise hypothecate any Shares that are subject to the Company’s rights of repurchase pursuant to Paragraph 2 above. Any attempt to do any of the foregoing will cause the immediate forfeiture of such Shares.

4. RIGHT OF COMPANY TO TERMINATE EMPLOYMENT. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company to terminate Purchaser’s employment for any reason, with or without cause.

5. PAYMENT OF TAXES. In the event Purchaser does not make an election with respect to the Shares pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall require, at the time at which the Company’s rights of repurchase lapse with respect to a portion of the Shares, a payment by Purchaser equal to the applicable withholding taxes imposed on the difference between the purchase price of such Shares and the fair market value of such Shares at such time, minus the portion of such taxes, if any, that the Company withholds from Purchaser’s wages. In the event Purchaser elects, in accordance with Section 83(b) of the Code, to recognize ordinary income on the transfer of the Shares in the year the Shares are purchased, the Company shall require, at the time of such election, an additional payment equal to the applicable withholding taxes imposed on the difference between the purchase price of such Shares and the fair market value of such Shares on the date of purchase, minus the portion of such taxes, if any, that the Company withholds from Purchaser’s wages.

6. CASH DIVIDENDS. Purchaser shall be entitled to receive any cash dividends that are declared and payable with respect to the Shares, subject to applicable income and employment tax withholding requirements.

7. LEGENDS. Any stock certificate(s) issued with respect to the Shares shall contain a legend indicating that the Shares are subject to the transfer restrictions and Company repurchase rights contained herein. The legend will be removed if and when the Shares are no longer subject to such transfer restrictions and repurchase rights.

8. COMPLIANCE WITH LAW. The delivery of any certificate representing the Shares may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such securities shall constitute a violation by Purchaser or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

9. STOCK CERTIFICATES. Promptly after the date of this Agreement, the Company shall issue one or more stock certificate(s) representing the Shares unless it elects to recognize such issuance through book entry or another similar method. The stock certificate(s) shall be registered in Purchaser’s name and shall bear any legend required under the Plan, this Agreement or applicable law. Such stock certificate(s) shall be held in custody by the Company (or its designated agent) until the restrictions thereon shall have lapsed. Upon the Company’s request, Purchaser shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Shares. The Company is hereby appointed the attorney-in-fact, with full power of substitution, of Purchaser for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

10. ENFORCEABILITY. This Agreement shall bind and benefit Purchaser and his heirs, legal representatives and assigns, and the Company, its legal representatives, successors and assigns, and shall be governed by the laws of the State of Delaware.

11. INCORPORATION OF PLAN. Notwithstanding the terms and conditions herein, any purchase of Shares pursuant to this Agreement shall be subject to and governed by all the terms and conditions of the Plan. A copy of the Plan has been delivered to Purchaser and is hereby incorporated by reference. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms of the Plan shall govern.

12. NOTICES. All notices and other communications required or permitted to be given under this agreement shall be in writing and shall be deemed to have been duly given upon personal delivery or deposit in a United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party at the address shown above, or at such other address as such party shall designate by notice to the other party given as provided in this Paragraph 12.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Steve Filton
Steve Filton
Senior Vice President &
Chief Financial Officer

/s/ Alan B. Miller
Alan B. Miller

4